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                                                                    Exhibit 99.1
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     Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third's objectives, financial condition and results of operations for the first quarter of 2002.


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                        Management Discussion of Trends
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Service Income
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In general, management expects growth trends in service income to continue at very strong levels.  Specifically, by major category:

Electronic Payment Processing
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Fifth Third believes that recent year-over-year growth rates in excess of 25 percent, exclusive of the impact of the acquisition of Universal Companies
(USB), $85 million on an annualized proforma basis to Fifth Third's 2001 operating revenues, are sustainable in early 2002 given revenue growth potential from new products and continued momentum in attracting new significant customer relationships. Overall, first quarter Electronic Payment Processing revenues are expected to exhibit strong year-over-year growth and remain essentially flat to last quarter despite the significant seasonal increases in transaction volumes typically seen in the fourth quarter.

Investment Advisory
-------------------

Management expects first quarter investment advisory revenues to exhibit a mid double-digit growth rate over the fourth quarter of 2001 on the strength of improved financial market performance and continued growth in non-market sensitive businesses.

Other Services
--------------

..    Retail and Commercial deposit account service revenues are expected to continue at recent sequential growth rates as deposit account sales campaigns have continued to generate significant numbers of new accounts in new and existing markets.

..    Commercial treasury management service revenues are expected to continue at recent accelerated year-over-year growth rates fueled by Fifth Third's emphasis on deposit accounts as the core commercial relationship product, and the success of new comprehensive cash management products.

..    Mortgage banking revenues in the first quarter are expected to remain at levels similar to those seen in the fourth quarter of 2001.

Expenses
--------

..    First quarter operating expenses are expected to show modest sequential improvement on the strength of headcount reductions in redundant back office operations and divested businesses. Realized operating synergies related to recent acquisitions are mitigated by the addition of sales officers in the Investment Advisory division, incremental expenses associated with the
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     acquisition of USB ($80 million on an annualized proforma basis to Fifth
     Third's 2001 operating expenses) and the addition of back-office personnel in response to increased transaction volumes. First quarter operating expenses also exhibit a reduction related to the implementation of Statement of Financial Accounting Standards No. 142 (approximately $40 million on an annualized basis included in 2001 operating expenses).

Balance Sheet Trends and Net Interest Income
---------------------------------------------

Management expects high single-digit percentage growth in net interest income over last year's first quarter fueled by a modest increase in the net interest margin. Management currently expects a relatively stable net interest margin in the first half of 2002 with later periods dependant upon the magnitude of loan demand and the path of interest rates in the overall economy. Other balance sheet trends:

..    Lower overall funding costs due to lower interest rates of all categories.

..    Positive trends in the mix of deposits are expected to continue in the near term, highlighted by sequential and year-over-year transaction deposit growth rates similar to recent periods.

..    Fifth Third's deposit pricing, though lowered in recent periods, remains highly competitive with financial market conditions.

..    Average total loans and leases, earning assets, and diluted shares outstanding are expected to remain relatively flat to fourth quarter levels.

Credit Quality
--------------

With indicators mixed as to the path of the economy and the tendency for credit cycles to lag economic recovery, we are realistic about credit quality trends throughout the industry and at Fifth Third. Fifth Third's long history of low exposure limits, avoidance of national or sub-prime lending businesses, centralized risk management, and diversified portfolio position us well to effectively weather cycles and reduce the likelihood of significant unexpected losses. First quarter credit quality metrics are expected to be indicative of modest trend improvement in the financial condition of middle-market commercial customers within the Bank's Midwestern footprint.

..    First quarter net charge-offs are expected to be in the range of 50-55 bp as a percentage of average loans and leases, consistent with the 52 bp level seen last quarter.

..    The amount of nonperforming assets as a percentage of loans and leases is expected to be in the range of 55-60 bp, consistent with last quarter's 57 bp.

Other
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..    Fifth Third will report first quarter earnings on April 16, 2002 prior to
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     the market opening and will again host a conference call to be held the
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     morning of the release.


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This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.